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GENERAL MOTORS COMPANY

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Vice Admiral Jan Tighe Nominated to Join GM’s Board of Directors

DETROIT – General Motors Co. (NYSE: GM) announced today that Vice Admiral Jan Tighe, former U.S. Navy Deputy Chief of Naval Operations for Information Warfare and Director of Naval Intelligence, has been nominated by GM’s Board of Directors to stand for election at the company’s annual shareholder meeting on June 20, 2023.

Tighe, 60, spent more than 34 years with the U.S. Navy and National Security Agency as a career cryptologist before retiring in 2018. During her career, Tighe also served as Fleet Commander for the U.S. Fleet Cyber Command, U.S. 10th Fleet, and was the first woman to command a numbered fleet and first woman cryptologic warfare officer promoted to flag rank. She also served as the U.S. Cyber Command deputy director of operations and president of the Naval Postgraduate School.

Tighe has worked around the world for both the Navy and the National Security Agency, specializing in Signals Intelligence and Cyber Operations, including flying combat support missions during Desert Storm. She also serves on the boards of the Goldman Sachs Group, Inc., Huntsman Corporation and IronNet Inc., as well as The Progressive Corporation, though she will retire from the Progressive board at their 2023 annual meeting.

“GM’s future will be driven by a software-first approach that enables a faster cycle of innovation, an elevated experience for our customers and a more efficient enterprise,” said Mary Barra, GM Chair and CEO. “Vice Admiral Tighe’s vast expertise in cybersecurity and information systems will be invaluable as GM scales EVs, AVs, and software-defined vehicles to deliver our vision of a world with zero crashes, zero emissions and zero congestion.”

GM is rolling out the Ultifi Platform this year, which, combined with its industry-leading connectivity experience with OnStar, will enable over-the-air updates and services to improve the customer experience. GM also offers the first truly hands-free driving assistance technology through Super Cruise, which will be available globally on 22 vehicle models by the end of 2023.

“I couldn’t be more excited to join GM’s Board during this momentous time,” said Tighe. “GM’s transformation – enabled by EVs, AVs and software-defined vehicles – is historic, as is the pace at which the company is executing its future.”

Following the retirement of Carol Stephenson, who is not standing for reelection this year, and if each nominee is elected at the annual shareholder meeting, the Board will have 13 directors with senior leadership and board experience in manufacturing, digital commerce, retail, higher education, investment management, international affairs, defense, transportation, and information technology and cybersecurity, among other fields. Six of GM’s Board nominees are women and 12 are independent.

General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which powers everything from mass-market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, can be found at https://www.gm.com.

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CONTACTS:

GM Communications Colleen Oberc 313-409-3323 colleen.oberc@gm.com

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Important Additional Information: General Motors Company (“GM”) plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and make available to its shareholders a definitive proxy statement relating to its 2023 Annual Meeting of Shareholders. GM, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from shareholders in respect of the 2023 Annual Meeting of Shareholders. Information regarding the names of GM’s directors and executive officers and their respective interests in the solicitation, by security holdings or otherwise, will be set forth in the definitive proxy statement that will be filed by GM with the SEC. Details concerning the nominees of GM’s Board of Directors for election at the 2023 Annual Meeting of Shareholders will be included in the definitive proxy statement that will be filed by GM with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, AS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the definitive proxy statement and other relevant documents (when they become available) filed by GM free of charge from the SEC’s website, www.sec.gov. GM’s shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant documents (when they become available) filed by GM by directing a request by mail to GM Shareholder Relations at General Motors Company, Mail Code 482-C23-D24, 300 Renaissance Center, Detroit, Michigan 48265 or by email to shareholder.relations@gm.com, or from the investors section of GM’s website, http://www.investor.gm.com.